Exhibit 99

MEREDITH CORP. FISCAL 2019 THIRD QUARTER INVESTOR
CONFERENCE CALL

Mike Lovell:

Good morning and thanks everyone for joining us. Remarks this morning will include forward-looking statements, and actual results may differ from our forecasts. Some of the reasons are described at the end of our news release that was issued earlier this morning, and in some of our SEC filings.

Certain financial measures that we are discussing on this call are expressed on a non-GAAP basis and have been adjusted to exclude the impact of special items. Reconciliations of these non-GAAP measures are included in our earnings release, which is available in the investor relations section of our website.

Finally, an archive of the call will be available on our website later this afternoon.

Now I’ll turn the call over to Meredith President and Chief Executive Officer Tom Harty.

Tom:

Thank you very much, Mike, and good morning everyone. I hope you have had the opportunity to see our news release that was issued earlier this morning.

For the last year, we have been laser-focused on our plan to integrate the Time Inc. acquisition. You’ll hear from National Media Group President Jon Werther, who will update the progress we have made so far.

At the same time, we continue to deliver outstanding performance in our Local Media Group, and you will hear more from President Patrick McCreery.

Finally, there has been a great deal of work done behind the scenes from our Corporate staff to combine two public companies and sell non-core assets. Chief Financial Officer Joe Ceryanec will update those initiatives, along with our fiscal 2019 outlook.

We have spent the last year focused on our integration plan, and synergies are a key part of that plan. We will deliver $550 million of cost savings from our integration work, though we are adjusting the timing of when we expect to capture those savings.

That said, you can’t cut your way to sustainable growth and as our work has progressed we have targeted opportunities to position our National Media Group for organic growth over the long term. This includes new digital platforms, more robust video production, and initiatives to grow consumer revenues such as Apple News+ and our e-commerce activities.

We are also investing in more profitable sources of subscription acquisition, particularly because we inherited some lower-margin agent-sourced subscriptions from the acquisition of Time Inc. As we have with prior acquisitions, we are in the process of transitioning those to more profitable sources but that takes time as the opportunity for margin improvement happens when they renew. One example is our most recent subscription solicitation campaign, which Jon will detail in a few moments.

As a result, we expect to deliver revenue performance in-line with our prior estimates but we are reducing our adjusted EBITDA outlook for fiscal 2019 a bit. Joe will provide more detail in a few moments, as well.

Before he does, there are some important accomplishments and trends to highlight from our third quarter performance.

During our last call in early February, we cited the improvement we were seeing in advertising trends in both our National and Local media groups in early calendar 2019. Today we are pleased to have delivered these results for the quarter.

In our National Media Group, total revenues were up 15 percent in the third quarter of fiscal 2019. Total advertising related revenues grew 17 percent, and were down in the mid-single digits on a comparable basis. This is a significant improvement compared to what we experienced in calendar 2018 as we worked to integrate the Time Inc. brands. While it took longer than we initially expected to turn advertising performance around at the legacy Time brands, they are now in-line with Meredith’s historical and expected long-term performance.

Looking into the fourth quarter, we anticipate National Media Group advertising performance being better than the third quarter.

In our Local Media Group, total revenues were up 11 percent. Non-political advertising revenues were up in the mid-single digits.

For years, Meredith has been viewed primarily as an advertising-driven company. But we’ve always had a robust consumer business, and we are very focused on growing these revenues.

Fiscal 2019 third quarter total company consumer related revenues grew 28 percent. This was driven by strong newsstand and affinity marketing performance in our National Media Group, along with favorable renewal of retransmission consent agreements in our Local Media Group.

We are particularly excited about the recent launch of Apple News+, a subscription service that offers digital access to more than 300 publications, including more than 30 Meredith magazines.

As one of the most successful consumer-based companies in the world, Apple’s launch of Apple News+ is a strong testament to the power of premium paid content from trusted brands. While we are not at liberty to discuss specific terms of this agreement, the economic benefits to Meredith flow from four areas:

•	First, there are guaranteed minimum payments;

•	Second, we earn royalties based on the time consumers spend with our brands on the platform;

•	Third, we anticipate cost savings, including lower subscriber acquisition expenses and lower magazine production expenses over time;

•	Finally, we will benefit from innovative advertising opportunities on the Apple News+ platform.

Turning to Total Shareholder Return, we continued to increase the amount of cash returned to our shareholders by raising the regular dividend in February by 5.5 percent to $2.30 on an annualized basis. We now have paid dividends for 72 consecutive years, and raised them for 26 straight years.

Importantly, since launching our Total Shareholder Return strategy in 2011, we’ve more than doubled our dividend and delivered a 17 percent average annual return for our shareholders.

Let me close my formal comments this morning with what we continue to believe is a compelling investment thesis for the new Meredith Corporation. The diverse set of businesses and brands we now own and operate produce consistently strong cash flows driven by:

•	National brands with an unrivaled reach to American women, particularly Millennials;

•	An attractive group of television stations in large and fast-growing markets;

•	A highly profitable and growing digital business now of meaningful scale;

•	High-margin consumer revenue activities that are based on both our strong National and Local brands; and

•	A successful track record of integrating acquisitions, a history of generating strong cash flow, and growing shareholder value over time.

Now I’ll turn it over to Jon Werther for a review of our National Media Group, including our acquisition initiatives.

Jon: Thanks Tom.

Fiscal 2019 third quarter National Media Group operating profit was $54 million. Excluding special items, operating profit was $65 million and adjusted EBITDA grew to $120 million. Revenues rose 15 percent to $556 million. These results exclude discontinued operations.

As you can see in our P&L this morning, we’ve made significant progress on the key strategic initiatives that we put in place upon acquiring Time Inc. to integrate and maximize our new portfolio.

To start, we said we would improve the print advertising performance of the acquired Time Inc. properties to Meredith’s historical levels over time... and we did. To accomplish this, we executed three key initiatives.

•	First, we reorganized the way these brands went to market and implemented Meredith’s sales and operating strategies, standards, and disciplines across the portfolio.

•	Second, we invested in sales and marketing resources and activities.

•	Third, we aggressively marketed the new portfolio, resulting in increased access to new advertising and marketing budgets.

As a result, third quarter comparable year-over-year print advertising revenue performance improved significantly and is in-line with the performance we expect. Legacy Meredith brands have been performing consistently, and the improvement we delivered in our fiscal third quarter was driven primarily by the acquired Time Inc. brands.

As we look into the fourth quarter, we anticipate further improvement, driven again by many of the acquired brands, some of which look to be up in print advertising revenues year over year.

Next, we said we would raise the profit margins of the acquired digital properties to Meredith’s high levels.

I’m pleased to say that we grew comparable year-over-year digital advertising revenues in the third quarter of fiscal 2019 despite a challenging digital advertising environment.
To accomplish this, our team has:

•	Consolidated our digital advertising infrastructure, and scaled best audience development and yield management practices across our expanded portfolio;

•	Extended our premium ad products to the former Time Inc. portfolio; and

•	Begun to roll out a unified content management system that will enable us to more seamlessly and efficiently extend key features and premium ad products across our entire portfolio.

These actions position us well to benefit from the fastest-growing advertising products and channels including native, video, shopper marketing, programmatic and social.
Additionally, we added capabilities in the digital couponing space and we continue to evaluate new acquisition opportunities to further strengthen our digital activities.
As a reminder, these digital activities today engage approximately 140 million unique visitors per month. We generate approximately $450 million of revenues annually and operate at margins similar to the National Media Group as a whole. Looking into the fourth quarter, we anticipate further year-over-year revenue and margin improvement.

Third, we committed to growing our high-margin consumer related revenues by leveraging our expanded brand portfolio.

Fiscal 2019 third quarter consumer related revenues rose 30 percent. These include our magazine subscriptions, brand licensing efforts, affiliate marketing, lead generation and affinity marketing initiatives, and paid products like Cozi.

Our brands continue to maintain a strong connection to the millions of consumers who interact with them daily, and consumer related revenues accounted for nearly 50 percent of total National Media Group revenues in the third quarter.

We are particularly excited at our very strong response rates for our bundled subscription offers, including those for PEOPLE, Magnolia Journal, REAL SIMPLE and Allrecipes. For example, our most recent direct mail program generated 1 million new subscriptions across our portfolio at significantly improved response rates. An investment in a social media channel generated nearly 50,000 auto-renewing subscriptions in the month of December alone.

We also delivered strong growth in newsstand sales by launching new single-topic special interest publications and optimizing our current portfolio. Here, we leverage our proprietary insights to identify and predict market trends. We expect to sell more than 20 million SIP copies this year, with almost all of them priced at $9.99 or above.

Anticipating audience needs, and providing the 175 million consumers we serve with daily inspiration, utility and entertainment, has helped enable Meredith to become the largest brand-powered food, lifestyle and entertainment media company in the industry.

Our goal is to position the National Media Group for organic growth over the long-term in both our advertising and consumer activities.

To accomplish this, we are investing in a wide variety of new products that harness new technology and create innovative consumer experiences across our brands. Let me highlight a handful.

•
First, we’re developing advertising products that combine artificial intelligence with our proprietary first party data to seamlessly and authentically integrate marketer products within our own content. This includes a recently-launched strategic campaign pairing wine with recipes.

Suggested pairings appear adjacent to recipes, and are automatically linked to nearby grocery stores or to delivery partners like Instacart and Amazon Fresh using our proprietary shopper marketing platform.

•
Second, we’re launching smart QR codes that enhance the consumer experience across our portfolio of print titles. By simply using the camera on their iOS or Android handheld device, smart QR codes enable tens of millions of readers to connect directly with online content, videos and advertising opportunities.

•	Third, we’re enhancing our content-to-commerce experiences with shopable video, click-to-buy offerings and click-to-cart capabilities that drive from native content to major retailers.

•
Fourth, we’re unifying our taxonomies — or content categorization — across our portfolio in key categories like food. This enables us to deepen consumer engagement, predict trends from our unique first-party data, and provide richer insights to marketers that inform both media choices and product investment and launch decisions. Just last month in collaboration with a strategic marketing client, we launched a new subscription-based direct-to-consumer product, which we conceived of and developed together over the past several months. Early results have been promising.

•	Finally, at our Newfront presentation to the advertising and marketing industry last week, we announced a new slate of video programming, including:

•
An expanded lineup for PeopleTV, our ad-supported streaming service available on all major OTT platforms — that will include tripled red carpet event live coverage, the premiere of a new royals show, and the launch of a daily reality TV news show called Reality Check.

•
On top of the 15 Instagram TV series we have launched so far, we plan an additional five new IGTV series, plus 12 new shows across our O&O platforms and YouTube. These include SHAPE’s Goal Crushers, which will showcase the paths of incredible women pursuing enormous goals for even greater causes.

•
Lastly, a number of programs tied to our partnership with #SeeHer, an initiative inspired by the Association of National Advertisers to improve the portrayal of women in media and advertising. We’re proud to be launching a multitude of #SeeHer-inspired content backed by the full weight of our brand portfolio. These includes #SeeHer Story, a 52-week series in partnership with Katie Couric that features remarkable women who have impacted the world. It will run through August of 2020, marking the 100th anniversary of women’s suffrage.

Our reach to 86 percent of all women, including more than 80 percent of all Millennial women and three-quarters of all Latinas, uniquely positions Meredith to authentically pursue these initiatives in partnership with our advertising and marketing clients.

We’re excited about the growth opportunities that lie ahead including the Apple News+ product Tom described earlier. With that review of our National Media Group performance, I’ll turn it over to Local Media Group President Patrick McCreery for an update.

Patrick:

Thanks Jon and good morning everyone.

Fiscal 2019 third quarter Local Media Group operating profit was $42 million, adjusted EBITDA was $52 million, and revenues grew to $188 million, all records for a fiscal third quarter.

For the first nine months, Local Media Group operating profit was $216 million, adjusted EBITDA was $246 million and revenues grew to $665 million, including $103 million of political advertising, all records for the fiscal nine-month period.

Looking more closely at fiscal 2019 third quarter performance:

•	Total advertising related revenues grew 4 percent from the prior period.

•
Non-political spot advertising revenues grew 6 percent, driven primarily by strong performance from our CBS affiliated stations, which benefited from the Super Bowl. From an advertising category standpoint, growth was broad-based as we saw increases in 7 of our top 10 categories, with particular strength in professional services, media and furnishings.

•
Consumer related revenues increased nearly 20 percent to $85 million, due to growth in retransmission fees from cable and satellite television operators. These increases were partially offset by higher payments to affiliated networks.

Our consumer connection remains strong. The number of pay TV subscribers across our markets was approximately even in the third quarter of fiscal 2019 compared to the prior-year period, driven by growth in Over The Top subscribers. Additionally, our stations delivered strong performance during the February rating period, with stations in 8 of our 12 markets ranking either No. 1 or No. 2 sign-on to sign-off.

And, as we’ve stated in the past, local broadcast television is still the most effective medium at driving retail traffic.

Our connection to our viewers, along with the strength of the PEOPLE brand, led us to develop a daily syndicated show based on the PEOPLE brand that we’ve committed to launching in Fall 2020 on all 17 of our local television stations. The show will air Monday through Friday evenings, and will highlight the most popular features from PEOPLE magazine, including entertainment news, exclusive interviews, feature stories, beauty, crime and more. The show will be produced by Four M Studios, Meredith's in-house television production company.

Now I’ll turn it over to Chief Financial Officer Joe Ceryanec.

Joe: Thanks, Patrick and good morning.

I’ll start with an update on our integration and asset sales.

From an integration standpoint, our third quarter accomplishments included:

•	First, finishing the wind-down of the Time Customer Services operation in Tampa. All fulfillment for all legacy Time brands has now fully transitioned to Meredith’s third party vendor.

•
Consolidating payroll, T&E, accounts payable, and all brand-related billings to a single system. This included completing the consolidation of employee benefits, with all our employees now on one program under a single vendor. This allows us to better-leverage our larger scale for cost savings.

From an asset sales standpoint, recall that shortly into our ownership of Time Inc., we announced a comprehensive review of our media portfolio, and began a process to divest brands and businesses not core to our business. So far in fiscal 2019, we’ve realized proceeds of $340 million through the sales of the TIME and Fortune media brands, and we’ve used these proceeds for debt reduction.

Currently, we are aggressively working on selling the Sports Illustrated brand and our 60 percent stake in Viant. We expect to reach successful conclusions in the near future.

We have repaid a total of $700 million of our debt since closing on the Time Inc. acquisition. This includes $50 million in our fiscal 2019 third quarter. Our net debt stood at $2.4 billion at March 31, 2019.

Now turning to our outlook:

We expect Total Company revenues for full year fiscal 2019 to range from $3.12 billion to $3.16 billion, compared to our original range of $3.0 billion to $3.2 billion.

•	We expect National Media Group revenues to range from $2.26 billion to $2.29 billion.

•	We expect Local Media Group revenues to range from $860 million to $870 million.

Looking at expenses, we continue to expect to deliver $550 million of net annual cost synergies as a result of integrating the Time Inc. acquisition. However, we are modifying the time-frame to achieve these synergies. So far we have realized about $320 million of annualized cost synergies through the third quarter of fiscal 2019. We expect to realize an incremental $60 million in the fourth quarter, and then an additional $170 million in our fiscal 2020.

This adjustment is due to several factors including investment spending to grow the business; keeping certain key employees longer than originally anticipated to facilitate integration; and some cost-savings we have not yet achieved due to holding the Assets Held for Sale longer than initially expected.

As a result, we now expect full fiscal 2019 earnings from continuing operations to range from $172 million to $180 million, and from $2.07 to $2.25 on a per share basis. That includes a net after-tax charge of $32 million for special items in the first nine months. Our actual results for the full year may vary and include additional special items that have not yet occurred and are difficult to predict with reasonable certainty.

We expect full year fiscal 2019 adjusted EBITDA to range from $700 million to $710 million, compared to our original range of $720 million to $750 million. We expect adjusted earnings per share to range from $6.92 to $7.07.

Consistent with our historical guidance practice, we expect to provide outlook for fiscal 2020 when we report our fiscal 2019 results in early August. Keep in mind that fiscal 2020 is a non-political year for Meredith, and we generated more than $100 million of political advertising in fiscal 2019. Additionally, we are evaluating investment spending in fiscal 2020, particularly to grow our digital business and shift our subscription acquisition activities to a more profitable platform, including increased usage of credit card automatic renewals.

Now, I’ll turn it back to Tom to lead the Q & A.

Tom (Conclusion):

Tom: Thank you very much Joe.

We are proud of our revenue performance in our fiscal third quarter and the trends we’re seeing in the fourth quarter. Our Local Media team continues to perform at a very high level and our National Media team is making significant progress in turning around a business that was twice its size.

In closing, while there’s still more to do, we’ve accomplished a great deal since we closed on the Time Inc. acquisition. We are encouraged by:

•	Advertising revenue trends in both our National and Local media groups

•	Consumer revenue performance across the Company, including:

◦	Response rates to our subscription offers;

◦	The launch of the Apple News+ platform;

◦	Our growing e-commerce activities; and

◦	Continued growth in retransmission revenue and contribution. As a reminder, we expect to renew 60 percent of our retransmission consent agreements in our next fiscal year.

•
Finally, we have a number of exciting digital initiatives underway, including those focused on new content and consumer engagement platforms, as well as those focused on new sales and marketing opportunities for our clients in areas such as voice, shopper marketing and artificial intelligence.

Now, we’d be happy to answer any questions you might have this morning.